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                                                                     Exhibit 8.1

                  FORM OF OPINION OF GIBSON DUNN & CRUTCHER LLP




(213) 229-7000                                                    C  41507-00001


Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Harmonic Inc., a Delaware corporation ("Harmonic"), in connection with the preparation and execution of the Amended and Restated Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of December 9, 1999, by and between Harmonic and C-Cube Microsystems Inc., a Delaware corporation ("C-Cube"). Pursuant to the Merger Agreement, C-Cube will merge with and into Harmonic, with Harmonic surviving the merger (the "Merger"). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of Harmonic, which includes the Joint Proxy Statement/Prospectus/Information Statement of C-Cube and Harmonic ("Joint Proxy Statement"), and which is to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 on the date hereof.

     You have requested our opinion regarding certain federal income tax consequences of the Merger. In connection with rendering this opinion, we have assumed and relied upon (without any independent investigation):

     1. The truth and accuracy of the statements, covenants, representations and warranties contained in the Merger Agreement, in the representations received from Harmonic and C-Cube (the "Tax Representation Letters") that have been provided to us and that were issued in support of this opinion, and in the Registration Statement;

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     2.   consummation of the Merger in accordance with the Merger Agreement, without any waiver, breach or amendment of any material provisions of the Merger Agreement, the effectiveness of the Merger under applicable state law, and the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provisions thereof;

     3. the accuracy of any representation or statement made "to the knowledge of" or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding, or agreement inconsistent with such representation;

     4.   the reporting of the Merger as a reorganization, within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by Harmonic in its federal income return; and

     5. the authenticity of original documents (including signatures), conformity to the originals of documents submitted to us as copies, and due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     Based upon the foregoing, the discussion contained in the Joint Proxy Statement under the caption "Material Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein and herein, is our opinion with respect to the material United States federal income tax consequences generally applicable to the Merger.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

     This opinion is rendered only to you and is solely for your benefit in connection with filing the Registration Statement with the Securities and Exchange Commission. This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be

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furnished to, quoted to or by or relied upon by any other person or entity, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Material Federal Income Tax Consequences" in the Joint Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       Gibson, Dunn & Crutcher LLP



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